Exhibit 99.1

Contacts:  Nadine Padilla

  VP, Corporate & Investor Relations

(858) 455-4808 x3187

npadilla@biosite.com

Media contact:

Nicole Beckstrand

(858) 455-4808, x3686

nbeckstrand@biosite.com

April 21, 2005

BIOSITE® INCORPORATED ANNOUNCES 38 PERCENT INCREASE IN
DILUTED E.P.S. FOR 1ST QUARTER OF 2005; RAISES GUIDANCE

Company Reports Delay in Triage® Stroke Panel Review

SAN DIEGO – Biosite® Incorporated (Nasdaq:BSTE) today reported that its total revenues grew 25 percent to $71.8 million, from $57.7 million in the comparable period of 2004.  The Company’s net income was $13.8 million for the first quarter of 2005, a 54 percent increase over the $8.9 million reported in the first quarter of 2004.  First quarter earnings per diluted share were $.76, compared with $.55 in the first quarter of 2004, a 38 percent increase.

The Company also reported that it has received a letter from the U.S. Food and Drug Administration (FDA) indicating that the Premarket Approval Application (PMA) submitted in 2004 for Biosite’s Triage Stroke Panel is on hold pending submission of additional information.  The letter further states that the issues raised need to be resolved before the FDA can complete their review, otherwise the PMA in its current form would be considered not approvable.

“With a 31 percent operating margin in the first quarter, the year 2005 is off to a great start from a financial perspective,” said Kim Blickenstaff, Biosite chairman and chief executive officer.  “On the development side, we believe in the potential of the Triage Stroke Panel and will continue to work with the FDA to respond to the questions they have raised.”  The Company intends to provide a revised timeline after further discussions with the agency.

As a result of its performance and trends in the first quarter, the Company raised its 2005 annual growth targets for total revenues and diluted earnings per share to 15 to 20 percent and 10 to 20 percent, respectively.  The Company’s previous growth targets for total revenues and diluted earnings per share were 10 to 15 percent and five to 15 percent, respectively.

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BIOSITE ANNOUNCES QUARTERLY EARNINGS

Following are financial highlights for the quarter ending March 31, 2005:

($ in 000’s, except per share data and margins)

	Three months ended
	3/31/2005	3/31/2004	Change
Triage® BNP Test products sales	$49,771	$39,152	27%
Total product sales	70,496	56,698	24%
Total revenue	71,846	57,677	25%
Net income	13,792	8,945	54%
Diluted earnings per share	$.76	$.55	38%

Gross margin on product sales	71%	65%
Operating margin	31%	25%

	March 31,	December 31,
	2005	2004
Cash and marketable securities	$95,854	$72,410

“We saw sound performance this quarter in several areas,” said Blickenstaff.  “Our Triage® BNP Test products led sales, posting 27 percent year-over-year growth.  In total, our other cardiovascular products grew 35 percent annually, while our Triage Drugs of Abuse and TOX Drug Screen products grew 10 percent.  We also launched the Triage D-Dimer Test to a solid market reception.  In the international markets, we achieved a 55 percent increase in sales for the quarter.”

“We believe three factors largely affected market demand for Triage BNP Test products in the first quarter: changes in the number of hospitals using the test, changes in the clinical uses for BNP and a seasonal trend,” said Tom Watlington, Biosite executive vice president and chief operating officer.  “Favorable trends in all of these areas have heightened our confidence in maintaining leadership in the BNP market, thereby driving our positive outlook for the year.”

Research and Development Update

Biosite also provided the additional research and development updates:

During the first quarter, Biosite identified a new six-marker panel of biomarkers intended to aid in the early evaluation of acute coronary syndromes.  Preliminary data have shown that the new panel has very high overall diagnostic accuracy for acute coronary syndromes and heart attack.   The Company is continuing to study marker combinations and plans to initiate clinical studies for the product as early as the second quarter of 2005.

Acute coronary syndromes are defined by a spectrum of clinical conditions ranging from unstable angina, coronary heart disease-related chest pain at rest, to non-Q wave and Q-wave acute myocardial infarction (i.e., heart attack).  They are among the most common disorders seen in the emergency department and are often missed in many older patients who present with chest pain.  It is estimated that there are more than 1 million episodes of  acute coronary syndromes per year in persons aged 65 years and older and that up to 33 percent of acute heart attacks are clinically unrecognized in the older population.  In the United States, persons aged 65 years and older account for more than 60 percent of acute heart attacks and for more than 80 percent of heart attack deaths.

Biosite also reported that it continues to advance development of potential multimarker panels for sepsis.  Discovery work aimed at identifying optimal panels of markers to aid in the diagnosis and risk assessment of sepsis patients is progressing.  Biosite is targeting the second half of 2005 for the commencement of clinical studies.

About Biosite Incorporated

Biosite Incorporated is a leading bio-medical company commercializing proteomics discoveries for the advancement of medical diagnosis.  The Company’s products contribute to improvements in medical care by aiding physicians in the diagnosis of critical diseases and health conditions.  Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in over 50 international markets.  Information on Biosite can be found at www.biosite.com.

Investor Conference Call

Biosite will host an investor conference call to discuss financial results and research and development progress.  The call will take place today, April 21, 2005, at 1:30 p.m. PDT.  A live web cast of the call can be accessed via the Internet at www.biosite.com.  The phone number for U.S. and International callers is 706-634-7088.  The call will be archived on the Biosite website for at least 21 days.  The phone replay number is 800-642-1687.  International callers, please dial 706-645-9291.  Please reference the conference call code 5418856.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Examples of forward-looking statements are financial targets and growth objectives and also include but are not limited to statements that are preceded by, followed by, or that include the words “will”; “believes”; “should”; “intend”; “anticipates”; “plans”; “expects”; “estimates”; or similar statements. Forward-looking statements in this press release include statements: regarding the Company’s expected financial performance for the 2005 fiscal year, such as anticipated growth in sales, net income and earnings per share; the Company’s ability to maintain a leadership position in the BNP market; the Company’s ability to resolve FDA concerns and address issues related to its pending PMA submission for the Triage Stroke Panel; the benefits of a six-marker panel of biomarkers in the early evaluation of acute coronary syndromes patients and the Company’s intention of commencing clinical studies for such a product as early as the second quarter of 2005; the Company’s ability to identify an optimal panel of biomarkers for the risk assessment of sepsis patients and to commence clinical studies for such a product in the second half of 2005; and the Company’s ability to access potential markers of disease, identify proteins with high diagnostic utility, and develop and commercialize products and educate the medical community on new diagnostic approaches. Risks and uncertainties include risks associated with Biosite’s ability to obtain regulatory approvals and complete other clinical and pre-market activities needed to launch new products as currently planned, including the Triage Stroke Panel; Biosite’s ability to effectively promote and market acceptance of the Triage Stroke Panel; the continued growth of the BNP market; Biosite’s ability to commence clinical trials as currently planned for a sepsis panel and a six-marker panel for acute coronary syndromes; the implementation of automated and semi-automated manufacturing methods that maintain or improve product quality and manufacturing efficiency; costs and expenses that the Company may incur in transitioning from a distributor sales model to a direct sales model in selected international markets; Biosite’s ability to effectively promote the Triage BNP Tests, either directly or through distributors, and acceptance of the Triage BNP Test in the physician office market; and Biosite’s ability to obtain a

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CLIA waiver for the rapid Triage BNP Test.  Biosite also faces risks associated with pending litigation between the company and Roche Diagnostics Corporation and certain of its affiliates (collectively “Roche”), including whether Biosite will be able to successfully assert its claims against Roche, whether Biosite will be able to successfully defend against the claims that Roche is asserting against the Company, as well as whether the litigation will result in a significant diversion of effort by Biosite’s management and scientific personnel and/or the expenditure of funds that exceed the Company’s current estimates. Other risks that should be considered include risks associated with changing market conditions, sales, profitability, and the extent to which  products under development are successfully developed and gain market acceptance, risks associated with the introduction of competitive products from companies with greater capital and resources, and risks and expenses associated with litigation, contract disputes, patent conflicts, product recalls, manufacturing constraints, backlog, delays or inefficiencies, shipment problems, seasonal customer demand, the timing of significant orders, changes in reimbursement policies, regulatory changes, competitive pressures on average selling prices, changes in the mix of products sold, and the other risks detailed in the Company’s most recent Annual Report on Form 10-K, as amended, and other SEC filings. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Copies of the Company’s SEC filings are available from the Investor Relations department.

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Biosite®, Triage® and New Dimensions in Diagnosis® are registered trademarks of Biosite Incorporated.

Biosite Incorporated

Unaudited Statements of Income Data

(in thousands, except per share data)

	Three months ended
	March 31,
	2005	2004	% Change

Total revenues:
Product sales	$70,496	$56,698	24%
Contract revenue	1,350	979	38%
Total revenues	71,846	57,677	25%

Gross margin on product sales	71%	65%

Operating expenses:
Cost of product sales	20,240	19,742	3%
Selling, general and administrative	18,557	15,883	17%
Research and development	10,768	7,488	44%
License and patent disputes	209	0	100%
Total operating expenses	49,774	43,113	15%

Operating income	22,072	14,564	52%

Operating income as % of total revenue	31%	25%

Interest and other income, net	59	194	(70)%

Income before provision for income taxes	22,131	14,758	50%

Provision for income taxes	(8,339)	(5,813)	43%

Net income	$13,792	$8,945	54%

Diluted net income per share	$0.76	$0.55	38%

Diluted shares used in calculating per share amounts	18,226	16,366

Biosite Incorporated

Balance Sheet Data

(in thousands)

	March 31, 2005	December 31, 2004
	Unaudited
Assets
Cash, cash equivalents & marketable securities	$95,854	$72,410
Accounts receivable	31,052	36,867
Inventories	36,402	37,077
Other current assets	13,367	14,513
Total current assets	176,675	160,867

Property, equipment and leasehold improvements, net	123,067	111,135
Patents and license rights, net	5,261	5,484
Other assets	6,658	6,029
Total assets	$311,661	$283,515

Liabilities and Stockholders’ Equity
Current liabilities	$46,869	$46,073
Long-term liabilities	17,513	17,105
Stockholders’ equity	247,279	220,337
Total liabilities and stockholders’ equity	$311,661	$283,515